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                                                                    EXHIBIT 99.1

             WOLVERINE TUBE ANNOUNCES CLOSING ON PRIVATE OFFERING OF
                 $120 MILLION OF 10-1/2 % SENIOR NOTES DUE 2009

         HUNTSVILLE, ALABAMA, MARCH 28, 2002 -- Wolverine Tube, Inc. (NYSE: WLV) announced today that it has completed a private offering of $120 million aggregate principal amount of 10-1/2 % Senior Notes due 2009. The notes are senior unsecured obligations and are guaranteed by certain of the Company's subsidiaries.

         The net proceeds from this offering have been used to repay and retire the company's existing revolving credit facility.

         The Company also announced the closing of a three-year $37-1/2 million secured revolving credit facility (subject to a requirement that the Company maintain $2.0 million of ongoing excess availability). All obligations under the facility will be secured by U.S. and Canadian accounts receivable and inventory.

         The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute either an offer to sell or a solicitation to buy these securities. The offering was made only to qualified institutional buyers under Rule 144A and to persons outside the United States in reliance on Regulation S.

ABOUT WOLVERINE TUBE, INC.

         Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, brazing alloys, fluxes and lead-free solder, as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.

         Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding the expectations of future sales and earnings of the Company. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future earnings, factors that could affect actual results include, without limitation, global and local economic and political environments, weather conditions, environmental contingencies, regulatory pressures, labor costs, raw


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material costs, fuel and energy costs, the mix of geographic and product revenues, the effect of currency fluctuations, competitive products and pricing. A discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.



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